45 East Putnam Avenue • Greenwich, CT 06830 Tel: 203.422.2300 • Fax: 203.422.2330 Email: ggc@globalgoldcorp.com

Juan Jose Quijano Fernandez March 31, 2008 Juan Jose Quijano Claro El Vergel 2316 Santiago Chile

RE: Terms for Options on Chiloe and Ipun Island Properties

Gentlemen:

     This letter amends the terms of our prior agreements on the Ipun and Chiloe projects in light of current circumstances. This agreement is subject to confirmation by our board of directors, which shall act on or before April 15, 2008.

     In place of the terms previously agreed, the Chiloe and Ipun projects shall be transferred to the existing Global Gold Valdivia company on or before May 1, 2008 and Global Gold Corporation shall deliver 250,000 shares of Global Gold Corporation (these shares shall be restricted in accordance with United States law).

     Bonus payments to you shall be calculated on the same basis as in the existing Global Gold Valdivia agreement, that is the total produced and proven gold and platinum equivalent of gold shall be aggregated with the amounts from the Madre de Dios and Pureo areas in calculating bonus amounts to you. You will compensated be separately, as mutually agreed, for introducing new investments to either of the island projects.

     If you have any comments or questions on this feel free to call me directly. If you are in agreement with the foregoing, please so indicate by signing and returning one copy of this letter agreement, whereupon it will constitute our agreement with respect to the subject matter hereof.

Sincerely yours, Global Gold Corporation By: ___________________ Van Z. Krikorian, Chairman

Confirmed and Agreed to this 31st day of March 2008:

Juan Jose Quijano Fernandez _______________________ Juan Jose Quijano Claro